Exhibit 99.1

FOR IMMEDIATE RELEASE

CME Group Signs 10-Year Partnership with Google Cloud to Transform Global Derivatives Markets Through Cloud Adoption

Companies to co-innovate to deliver expanded access, new products, and more efficiencies for all market participants

Google also makes $1B equity investment in CME Group

CHICAGO and SUNNYVALE, Calif. — November 4, 2021 — CME Group and Google Cloud today announced a 10-year strategic partnership to accelerate CME Group’s move to the cloud and transform how global derivatives markets operate with technology.

“Through this long-term partnership with Google Cloud, CME Group will transform derivatives markets through technology, expanding access and creating efficiencies for all market participants,” said Terry Duffy, Chairman and Chief Executive Officer, CME Group. “To ensure a smooth transition, we will work closely with clients to implement a phased approach. This partnership will enable CME Group to bring new products and services to market faster – all in a flexible and scalable environment that will create a wide range of opportunities for the marketplace.”

Under the agreement, CME Group will migrate its technology infrastructure to Google Cloud beginning next year with data and clearing services, and eventually moving all of its markets to the cloud. The partnership will focus on delivering significant benefits to all market participants by:

•

Expanding access: Using Google Cloud’s fast, secure, global network, CME Group will be able to scale its infrastructure, while increasing access for more market participants, optimizing costs, and helping onboard new users more easily and quickly.

•

Creating real-time data and analytics capabilities: Google Cloud’s data analytics and machine learning solutions will help CME Group provide clients with on-demand information and toolkits for developing models, algorithms, and real-time risk management.

•

Introducing new products and services: With Google Cloud’s technology, CME Group will co-innovate new products, such as risk mitigation tools, analytics services, and user-centric platforms. The two companies will also continue to explore ways to work together on go-to-market initiatives that deliver new innovations for CME Group’s customers.

•	Increasing efficiencies: By moving to the cloud, CME Group will be able to streamline operations, optimize its IT infrastructure, and automate non-trading operations.

•

Driving resiliency in the financial markets ecosystem: As CME Group’s trusted cloud provider, Google Cloud will deliver open source technology standards and enhanced cybersecurity protection, underpinned by a global network.

“CME Group has a century-long track record of helping investors access new markets and is known for innovation in financial markets,” said Thomas Kurian, CEO, Google Cloud. “Bringing together CME Group’s best-in-class financial talent with Google Cloud’s deep engineering expertise will help accelerate technological innovation in capital markets infrastructure.”

To help facilitate the cloud migration for CME Group, Duffy has appointed Ken Vroman to a new role as Chief Transformation Officer.

Google has also made a $1 billion equity investment in a new series of non-voting convertible preferred stock of CME Group.

About CME Group

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) enables clients to trade futures, options, cash and OTC markets, optimize portfolios, and analyze data – empowering market participants worldwide to efficiently manage risk and capture opportunities. CME Group exchanges offer the widest range of global benchmark products across all major asset classes based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. The company offers futures and options on futures trading through the CME Globex® platform, fixed income trading via BrokerTec and foreign exchange trading on the EBS platform. In addition, it operates one of the world’s leading central counterparty clearing providers, CME Clearing.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex, and, E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. BrokerTec and EBS are trademarks of BrokerTec Europe LTD and EBS Group LTD, respectively. Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor’s Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc. All other trademarks are the property of their respective owners.

About Google Cloud

Google Cloud accelerates organizations’ ability to digitally transform their business with the best infrastructure, platform, industry solutions and expertise. We deliver enterprise-grade solutions that leverage Google’s cutting-edge technology – all on the cleanest cloud in the industry. Customers in more than 200 countries and territories turn to Google Cloud as their trusted partner to enable growth and solve their most critical business problems.

CME Group Forward Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. For a detailed discussion and additional information concerning the factors that might affect CME Group’s performance and that could cause actual results to differ materially from those in the forward-looking statement, see our recent periodic and current reports filed with the Securities and Exchange Commission, including the disclosure under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on February 26, 2021.

Media and Investor Relations Contacts

CME Group Media Relations

Anita Liskey, 312.735.8012

Laurie Bischel, 312.292.1937

CME Group Investor Relations

John Peschier, 847.912.3199

Google Cloud

press@google.com

# # #

CME-G

21-103